                                                                     Exhibit 8.1

                                               , 2000
                                 --------------

First Sterling Banks, Inc.                        Main Street Banks Incorporated
Attention:  Board of Directors                    Attn:  Board of Directors
676 Chastain Road                                 1121 Floyd Street
Kennesaw, Georgia  30144                          Covington, Georgia  30014

          Re: Tax Opinion for the Merger Transaction Involving FIRST STERLING BANKS, INC. AND MAIN STREET BANKS INCORPORATED

Ladies and Gentlemen:

     We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the "MERGER") involving First Sterling Banks, Inc., a corporation organized and existing under the laws of the State of Georgia ("FSLB"), and Main Street Banks Incorporated, a corporation organized and existing under the laws of the State of Georgia ("MAIN STREET").

     The Merger is structured as a statutory merger of Main Street with and into FSLB, with FSLB surviving the merger, all pursuant to the applicable corporate laws of the State of Georgia in accordance with the Merger Agreement by and between FSLB and Main Street, made and entered into effective as of December 1, 1999, and exhibits thereto (collectively, the "MERGER AGREEMENT"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "CODE").

     We have acted as legal counsel to FSLB in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

First Sterling Banks, Inc.
Main Street Banks Incorporated
                           , 2000
--------------------------
Page 2

          (1)  The Merger Agreement;

          (2) The letter of representation from FSLB dated ____________, ____, signed by an authorized officer of FSLB and delivered to us from FSLB and incorporated herein by reference; and

          (3) The letter of representation from Main Street dated ____________, ____, signed by an authorized officer of Main Street and delivered to us from Main Street and incorporated herein by reference.

          In addition, we have reviewed such other instruments and documents related to the formation, organization and operation of FSLB and Main Street or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

          In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

          (1) Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

          (2)  All participants in the Merger possess adequate legal capacity;

          (3) Any representation or statement referred to above made "to the knowledge of" or "to the belief of" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date;

          (4) The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Georgia;

          (5) FSLB has no plan or intention directly or indirectly (through one or more related parties) to reacquire any of its common stock issued in the Merger. For these purposes, "RELATED PARTIES" include corporations that are members of the same affiliated group as defined in Section 1504 of the Code (determined without regard to Section 1504(b) of the

First Sterling Banks, Inc.
Main Street Banks Incorporated
                           , 2000
---------------------------
Page 3

     Code), or two corporations if the first corporation purchases the stock of the second corporation in a transaction which would be treated as a distribution in redemption of the stock of the first corporation under
     Section 304(a)(2) of the Code (determined without regard to Treas. Reg.
     Section 1.1502-80(b)). In addition, a corporation will be treated as related to another corporation if such relationship exists immediately before or immediately after the acquisition of the stock involved. Moreover, a corporation, other than Main Street or a person related to Main Street, will be treated as related to FSLB if the relationship is created in connection with the Merger.

          (6) Following the Merger, FSLB will continue Main Street's historic business or use a significant portion of its historic business assets in a business;

          (7) To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

          (8)  At all relevant times prior to and including the Effective Date:
     (i) no outstanding indebtedness of FSLB or Main Street has represented or will represent equity for tax purposes; (ii) no outstanding equity of FSLB or Main Street has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Main Street stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

          (9) Neither FSLB or Main Street is, or will be at the time of the Merger, an investment company as defined in Section 368(a)(2)(F) of the Code; and

          (10) FSLB and Main Street will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below and will comply with all reporting obligations set forth in the Code and the Treasury Regulations promulgated thereunder.

          Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Merger is

First Sterling Banks, Inc.
Main Street Banks Incorporated
                           , 2000
---------------------------
Page 4

consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach of amendment of any of the provisions thereof):

          (i) The Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code;

          (ii) The exchange pursuant to the Merger of Main Street Stock for FSLB Stock will not give rise to gain or loss for federal income tax purposes to the stockholders of Main Street with respect to such exchange (except to the extent of any cash received); and

          (iii) Neither Main Street or FSLB will recognize gain or loss for federal income tax purposes as a consequence of the Merger, except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

     Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "SERVICE") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

     Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of FSLB or Main Street; (ii) any transaction in which FSLB Stock or Main Street Stock is acquired or disposed of other than pursuant to the Merger; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of Main Street Stock; (iv) the effects of the Merger and FSLB's assumption (if any) of outstanding options to acquire Main Street Stock on the holders of such options under any Main Street employee stock option or stock purchase plan, respectively; (v) the effects of the Merger on any Main Street Stock acquired by the holder subject to the provision of Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or

First Sterling Banks, Inc.
Main Street Banks Incorporated
                           , 2000
---------------------------
Page 5

may be subject to the provisions of Section 280G of the Code; (vii) the application of the collapsible corporation provisions of Section 341 of the Code to FSLB or Main Street as a result of the Merger; (viii) the application of the alternative minimum tax provisions contained in the Code; (ix) the effects of the Merger on any Main Street Stock acquired or held as part of a "straddle," "conversion transaction," "hedging transaction," or other risk reduction transaction; and (x) any special tax consequences applicable to insurance companies, securities dealers, financial institutions, tax-exempt organizations or foreign persons.

     No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

     This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 10.6 of the Merger Agreement. This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

     We hereby consent to the reference to us under the heading "The Merger --Material Federal Income Tax Consequences of the Merger" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                             Very truly yours,